Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Mobility Global Inc

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	(1)	Other	46,000,000	$19.83	$912,180,000	0.0001381	$125,972.06

Total Offering Amounts:						$912,180,000		125,972.06
Total Fee Offsets:								0.00
Net Fee Due:								$125,972.06

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Offering Note(s)

(1)	(a) Consists of shares of common stock, $0.01 par value per share (“Common Stock”), of Mobility Global Inc. (the “Registrant”) authorized for issuance under the Mobility Global Inc. 2026 Long Term Incentive Plan (the “Plan”).

(b) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

(c) The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices per share of Common Stock, as reported on the New York Stock Exchange on July 1, 2026.

(d) The Registrant does not have any fee offsets.